As filed with the Securities and Exchange Commission on June 10, 2005
                                         Registration No. 333-125710
==============================================================================

                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                ---------------------------------
                        FORM S-3/A
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                ---------------------------------

                   BROADCAST INTERNATIONAL INC.
      (Exact Name of Registrant as Specified in Its Charter)


              Utah                                            87-0395567
(State or Other Jurisdiction of                              (IRS Employer
Incorporation or Organization)                          Identification Number)


             7050 South Union Park Center, Suite 600
                       Midvale, Utah  84047
                          (801) 562-2252
(Address, Including Zip Code, and Telephone Number, Including Area Code,
           of Registrant's Principal Executive Offices)

                         Rodney M. Tiede
        Chairman of the Board and Chief Executive Officer
                   Broadcast International Inc.
             7050 South Union Park Center, Suite 600
                       Midvale, Utah  84047
                          (801) 562-2252
    (Name, Address, Including Zip Code, and Telephone Number,
            Including Area Code, of Agent for Service)

                            Copies to:

                       Reed L Benson, Esq.
             7050 South Union Park Center, Suite 600
                       Midvale, Utah  84047
                          (801) 567-3211

 Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement, as determined by the selling security holders.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.   [ ]

                 CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
Title of each                     Proposed maximum Proposed maximum  Amount of
class of securities Amount to be  offering price   aggregate         Registra-
to be registered    registered(1) per unit(2)      offering price(2) tion fee
------------------------------------------------------------------------------
Common Stock,
par value $0.05
per share           8,937,466       $3.1890        $28,501,579      $3,354.64
-----------------------------------------------------------------------------

(1) Assumes the exercise of all options and warrants to acquire common shares registered hereunder.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average sales price and option and warrant exercise prices for Broadcast International, Inc. Common Stock.

                   ----------------------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                            PROSPECTUS

            SUBJECT TO COMPLETION, DATED June 10, 2005

                         8,937,466

                   BROADCAST INTERNATIONAL INC.

                           Common Stock

      Broadcast International, Inc., a Utah corporation, (the "Company") is registering these shares of its common stock for resale by certain security holders identified in this prospectus (the "Selling Shareholders"). This Prospectus relates to the sale of up to 8,937,466 shares (the
"Shares") of common stock, $.05 par value of the Company. The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the Shares offered hereby, except that the Selling Shareholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such Shares. See plan of distribution on page 9 of this prospectus.

      For a description of the plan of distribution of the resale shares, see page 9 of this prospectus. The Company will receive none of the proceeds from sales by the Selling Shareholders.

      The Common Stock is traded over the counter on the NASDAQ Bulletin Board under the symbol BCST. On June 1, 2005, the closing sales price of the Company's Common Stock was $3.50 per share. The Selling Shareholders may sell all or a portion of the Shares offered hereby in private transactions or in the over the counter market at prices related to the prevailing prices of the shares at the time of sale. The Selling Shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders. The Selling Shareholders will be required to represent that they have knowledge of Rule 10b-2 and Regulation M promulgated under the Securities and Exchange Act of 1934, which proscribes certain manipulations and deceptive practices in connection with a distribution of securities.

-----------------------------------------------------------------
  Investment in the Common Stock involves a high degree of risk.
    See "Risk Factors" beginning on page 3 of this Prospectus.
-----------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this Prospectus ____________.

                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company under the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.
In addition, such reports, proxy statements and other information can be inspected at the offices of NASDAQ, 1735 "K" Street, N. W., and Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3, (together with all amendments and exhibits thereto referred to herein as the ("Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be inspected and copied in the manner and at the sources described above.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

      1. The Company's Annual report on Form 10-KSB and amendments for the year ended December 31, 2004; and

      2. The Company's Quarterly Report on form 10-QSB for the quarter ended March 31, 2005; and

      3.  The Company's 8-K dated May 15, 2005.

      All documents filed by the Company pursuant to Sections 14(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock which is the subject of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as to modified or superseded, to constitute a part of this Prospectus.

      The Company is not required to deliver an annual report to security holders and has not delivered one in the past. The Company does make its annual report on Form 10-KSB, including the audited financial statements available on its web site at www.brin.com.

      The Company will provide without charge to any person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Written or oral requests for such copies should be directed to Reed L. Benson, Secretary, Broadcast International, Inc. 7050 Union Park Ave., Suite 600, Salt Lake City, Utah, 84047 (Telephone:
801-562-2252)

                           THE COMPANY

     References in this prospectus to "our company," "we," "our," "us," "Broadcast International" and "BI" refer to Broadcast International, Inc.

                             BUSINESS

     Broadcast International is an integrator of broadband delivery technologies, such as satellite, Internet streaming and WI-FI. In addition, BI provides many value-added services that enable it to offer a turnkey broadband communications solution for its clients.

     With its ability to operate effectively in all aspects of broadband business video delivery, BI's service offerings are designed to meet any business communications need. BI's versatility and knowledge of technology also enables it to recommend the ideal solution based upon the needs of a client. For some organizations, a private satellite network may be the best option. Another company may need a combination of satellite and Internet even Internet via satellite. Still other firms may find the worldwide reach and relative low cost of streaming video over the Internet to be the optimal solution.

       BI has been a developer and integrator of innovative technologies, products and systems in the communications industry. In the process of creating integrated technology solutions, the Company has developed proprietary software systems such as its Content Delivery System (CDS), which incorporates site, user, media, and template controls to provide a powerful mechanism to administer content delivery across multiple platforms and to integrate into any web-based system. The Company uses its CDS to manage networks of thousands of video receiving locations for its enterprise clients. Faced with last mile issues, the Company originally acquired certain license rights to a breakthrough media compression technology, which it has named CODECSYS. CODECSYS employs a network for managing a library of complex compression-decompression algorithms (codec's) in order to optimize streaming and static media. What makes this technology unique is the system's ability to significantly increase actual compression, thus reducing cost in transmission, storage and video/audio encoding. Lower bandwidth requirements also create many new market opportunities.

                           RISK FACTORS

      An investment in the Company's Common Stock involves a high degree of risk. An investor should consider carefully the risk factors contained in our filing of Form 10-KSB for the year ended December 31, 2004, and all other information contained in and incorporated by reference in this prospectus before making an investment decision. See "Available Information." Such risk factors include but are not limited to these shown below.

SUCCESSFUL DEPLOYMENT OF TECHNOLOGY. It is imperative that the Company complete development of CodecSys technology and commence sales of products or licensing of the technology to other parties which would commercialize the technology. The Company has never been involved in a development project of the size and breadth that is involved with CodecSys and none of the management of the Company has ever been involved with a software development project. Management may lack the expertise to complete the project undertaken by the Company and the Company may not have the financial resources to commercialize the technology.

LIMITED OPERATING HISTORY. Although the Company has been in existence for many years, its current business and its current management only assumed control of the business four years ago and has only a four year operating history during which time the Company has sustained operating losses in three
of the last four years.   The

Company and its management have not developed new technology with the possible impact of the CodecSys technology and there is no assurance that the current management team will be able to hire those individuals that can develop the technology and bring it to market.

COMPETITION AND RATE OF TECHNOLOGICAL CHANGE. The communications industry is extremely competitive and has rapidly changing technology. The Company's competitors are larger and have greater financial resources than the Company. In each of the product segments that the Company has chosen to attempt to penetrate, there are competitors, which have many times the financial resources of the Company. In addition, they have established distribution channels and agreements with retailers that will make the penetration of those segments extremely difficult. Also, current competitors or new market entrants could introduce products with features that may render our technology uncompetitive. To be competitive and serve our customers effectively, we must respond on a timely and cost-efficient basis to changes in technology, industry standards, and procedures and customer preferences. The cost to modify our products, services or infrastructure in order to adapt to these changes could be substantial and we cannot assure you that we will have the financial resource to fund these expenses. Increase competition could result in reduced operating margins, as well as a loss of market share and brand recognition.

DEPENDENCE ON KEY PERSONNEL. The Company's success is dependent upon the efforts and abilities of the Company's management. The loss of the services of any of the current management team would have a substantial adverse impact on the Company until the Company could find a qualified replacement, of which there can be no assurance. As a small business, the Company is dependent upon the current management to be the driving force in sales, marketing, and developing the CodecSys technology. The current management has never been in the business of developing new technology or bringing revolutionary products to market. There is no assurance that they will have the ability, contacts, or know-how to succeed in applying the CodecSys technology to products and successfully marketing those products.

FUNDING REQUIREMENTS. In order to continue its planned operations, the Company must obtain additional funding. The Company has no source of working capital except the current operations and the prospect of obtaining new equity or debt financing. Current revenues from ongoing operations do not cover anticipated development or sales and marketing costs of the CodecSys technology. The Company must continue to sell equity or find another source of operating capital until its operations are profitable.

While the Company's financial statements have been prepared under the assumption that the Company will continue as a going concern, the independent registered public accounting firm's report on the Company's 2004 financial statements, included an explanatory paragraph relating to the substantial doubt as to the Company's ability to continue as a going concern. The Company's business model relies upon generating new sales to existing and new customers, and on developing and marketing the CodecSys technology. For the year ended December 31, 2004, net cash used in operations was approximately $1.5 million. If the Company does not generate significant new sales to existing and new customers, or raise additional capital, in the near term, the Company will be required to pursue one or a combination of the following remedies: significantly reduce operating expenses, sell part or all of the Company's assets, or terminate operations. There can be no assurance that the Company will develop or market the CodecSys technology successfully, or that the Company will be successful in achieving sufficient cash flow from operating activities, raising additional capital or obtaining new financing.

RELIANCE ON SIGNIFICANT CUSTOMERS. A small number of customers account for a large percentage of the Company's revenue. The Company's business model relies upon generating new sales to existing and new customers. However, a high level of customer concentration could continue for the foreseeable future. In 2004, the three largest customers accounted for approximately 53% of revenues. The Company can provide no assurance that the level of sales to its largest customers will be sustained from year to year, and there is a risk that the Company's largest customers may not continue to purchase its services. To the extent that a significant customer reduces its reliance on the Company or terminates its relationship, revenues in the relevant fiscal period could decline substantially, which would result in lower net profits or a greater net loss.

INTELLECTUAL PROPERTY. The Company's success is dependent upon its patent pending CodecSys technology and other intellectual property rights. If the Company is unable to protect and enforce these intellectual property rights, competitors will have the ability to introduce competing products that are similar to the Company's, if this were to occur the Company's revenues, market share, and operating results would suffer. To date, the Company's has relied primarily on a combination of patent, copyright, trade secret, and trademark laws, and nondisclosure and other contractual restrictions on copying and distribution to protect the Company's proprietary technology. There can be no assurance that the steps the Company has taken in this regard will be adequate to deter misappropriation of the proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. The laws of some countries may not protect the Company's intellectual property rights to the same extent, as do the laws of the United States. Furthermore, litigation may be necessary to enforce the Company's intellectual property rights, to protect trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. This litigation could result in substantial costs and diversion of resources that would harm the Company's business.

To date, the Company has not been notified that its products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. The Company expects software developers will increasingly be subject to infringement claims as the number of products and competitors in the industry segment grows and the functionality of products in different industry segments overlaps. Any of these claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays, or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on terms acceptable to the Company. A successful claim against the Company of product infringement and failure or inability to license the infringed or similar technology on favorable terms would harm the Company's business.

STOCK PRICE VOLATILITY. The Company's stock price has fluctuated in the past and could continue to do so in the future. Your investment in the Company's stock could lose value. Some of the factors that could significantly affect the market price of the Company's stock are discussed in these Risk Factors and elsewhere in this report, and also include: variations in quarterly financial results; changes in revenue; changes in customer base including the loss of a major customer; changes in political, economic and market conditions either generally or specifically to particular industries; and fluctuations in stock prices generally, particularly with respect to the stock prices for other technology companies. A significant drop in the Company's stock price could expose the Company to the risk of securities class action lawsuits. Defending against such lawsuits could result in substantial costs and divert management's attention and resources. An unfavorable outcome of such a matter may have a material adverse impact on the business, results of operations, financial position, or liquidity.

GENERAL ECONOMIC AND OTHER CONDITIONS. The Company's business may be adversely affected from time to time by such matters as changes in general economic, business and international conditions, prices and costs, technological developments and other factors of a general nature. It is possible that new developments in the compression marketplace will make the CodecSys technology obsolete before it can be brought to market.

ABSENCE OF DIVIDENDS. The Company has not paid any dividends on its common stock and does not plan to do so in the foreseeable future.

         DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Among the key factors that could cause actual results to differ materially from the forward-looking statements:

      .    competitive factors;
      .    general economic conditions;
      .    rapid technological change;
      .    dependence on our distribution network;
      .    governmental regulation and funding;
      .    our ability to raise additional needed capital;
      .    dependence on third party suppliers;
      .    manufacturing difficulties;
      .    lack of patent protection;
      .    changes in industry practices; and
      .    one-time or non-recurring events.

      Because the risk factors referred to above, as well as the risk factors referenced in other sections of this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                         USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Shares offered hereby. The Company will receive approximately $24,656,250 from the exercise of certain options or warrants to acquire Shares of Common Stock (the "Convertible Securities"), assuming the exercise of all additional investment rights and such Convertible Securities, contemplated by the number of shares being offered herein. Additionally, the Company assumes no changes in exercise prices pursuant to the terms of the Convertible Securities (see 8-K filed May 15, 2005 for such terms), of which there can be no assurance. All such proceeds will be used for working capital purposes. The Company issued the Shares and the Convertible Securities in connection with certain financing arrangements, the sale of common stock, and termination and amendment of technology licensing agreements resulting in the acquisition of all rights to the Company's CodecSys technology.

                       SELLING SHAREHOLDERS

      During the past two years the Company has entered into three transactions for which it has issued Common Stock or Convertible Securities. None of the Selling Shareholders are officers, directors, or affiliates of the Company. In each of this transaction, the Company has obligated itself to register the Common Stock issued in the transactions. This Registration Statement satisfies that obligation. A brief description of those transactions and the Shares or Convertible Securities related thereto follows:

      (1) LOC Note. The Company is registering for resale shares of its common stock held by the lenders under the terms of a "Convertible Line of Credit Promissory Note" dated December 23, 2003, and amended June 30, 2004, (the "LOC Note"). The LOC Note involves a loan to the Company, the total proceeds of which are $1,644,966 which is convertible to common stock at $1.00 per share. Of the total amount loaned pursuant to the LOC Note, $800,000 has been converted to 800,000 shares of common stock and the remaining $844,966 is currently outstanding. The lenders are Pasco holdings, Ltd., a Turks and Caicos corporation and Meridel, Ltd., a Turks and Caicos corporation.

      (2) Streamware Issuances. The Company entered into a Stock Purchase and Option Grant Agreement and a Stock Issuance and Option Grant Agreement, both dated February 6, 2004 (collectively the "Streamware Agreements") with Streamware Solutions AB, a Swedish corporation ("Streamware") and certain of its principals and shareholders. Under the terms of the Streamware Agreements, the Company granted to Streamware principals and shareholders options to acquire a total of 2,812,500 shares of the Company's common stock at an exercise price of $4.50 per share. In addition, the Company issued 1,000,000 shares of common stock and sold 187,500 shares of common stock at $2.00 per share to the same principals. The options expire at February 6, 2006. The Streamware Agreements were a portion of a transaction, in which certain technology license agreements were amended to give the Company increased ownership rights to the Company's CodecSys technology. Contained in the Streamware Agreements is the obligation of the Company to register the shares to be issued upon exercise of the options.

     (3) Institutional Funds. The Company entered into a Securities Purchase Agreement dated May 15, 2005 with four institutional
             funds:   Gryphon Master Fund, L.P., GSSF Master Fund, LP, Bushido
             Capital Master Fund, LP and Gamma Opportunity Capital Partners, LP (collectively the "Funds"). Under the terms of the
             Securities Purchase Agreement, the Company also executed $3,000,000 Senior Secured Convertible 6% Notes ("Notes") in
             favor of the Funds convertible to Company Common Stock at $2.50 per share, A Warrants exercisable for 600,000 shares at $2.50 per share, B Warrants exercisable for 600,000 shares at $4.00 per share, and an Additional Investment Right allowing the funds the right to invest an additional $3,000,000 in convertible notes with the same terms and conditions as the Notes including a grant of the same number of additional A Warrants and B Warrants with the same terms. See the 8-K filed May 15, 2005 for terms of the forgoing Convertible Securities including contingent reductions of conversion and exercise prices. All of the forgoing convertible securities are subject to the terms of a registration rights agreement obligating the Company to register all of the
             forgoing securities.   In addition, the Company entered into an
             Agency Placement Agreement with Stonegate Securities, Inc., ("Stonegate") related to the foregoing transaction under the terms of which the Company issued Stonegate principals 100,000 shares of common stock and granted warrants equal to 10% of the total common stock issuable to the funds. These warrants are also subject to registration rights.

      The following table sets forth:

..     the name of the security holders,

..     the number and percent of shares of Company common stock that the security holders beneficially owned prior to the offering for resale of the shares under this Prospectus,

..     the number of shares of our common stock that may be offered for resale for the account of the security holders under this Prospectus, and

..     the number and percent of shares of our common stock to be beneficially owned by the security holders after the offering of the resale shares (assuming all of the offered resale shares are sold by the security holders).

      The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each security holder may offer under this
prospectus.   The Company does not know how long the security holders will hold the shares before selling them or how many shares they will sell and the Company currently has no agreements, arrangements or understandings with any of the security holders regarding the sale of any of the resale shares. The shares offered by this Prospectus may be offered from time to time by the security holders listed below.

      This table is prepared solely based on information supplied to us by the listed security holders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 20,672,852 outstanding shares.



------------------------------------------------------------------------------
                                                          Unregistered
                       Shares              Number of      Shares
                       Beneficially Owned  Shares         Beneficially
Security Shareholders  Prior to Offering   Being Offered  Owned After Offering
---------------------- ------------------- -------------- --------------------
                       Number      Percent                Number      Percent
                       ----------- -------                ----------- -------
LOC Lenders
-------------------
Pasco Holdings, LTD.
  Convertible Note        822,483    4.0%       422,483     400,000      2.0%
------------------------------------------------------------------------------
Meridel, Ltd.
  Convertible Note        822,483    4.1%       422,483     400,000      2.0%
------------------------------------------------------------------------------

Streamware Issuances
  Stock Issuance & Option
  Grant Agreement
------------------------------------------------------------------------------

  Stock Options

  TTA Holdings, Ltd.      514,055    2.5%       308,327     205,728      1.0%
------------------------------------------------------------------------------
  Solutions Financial
  Corp.                    50,975    *           34,082      16,893      *
------------------------------------------------------------------------------
  Eva Kernell-Snadberg      8,819    *            3,549       5,270      *
------------------------------------------------------------------------------
  Patrik Elmberg           23,929    *           15,617       8,312      *
------------------------------------------------------------------------------
  Torbjorn Gunnarson       21,127    *           11,713       9,414      *
------------------------------------------------------------------------------
  Viking Finance AS     1,002,111    4.8%       647,740     354,371      *
------------------------------------------------------------------------------
  Mikael Johnsson           4,350    *            2,839       1,511      *
------------------------------------------------------------------------------
  Percy Gustafsson         78,758    *           46,141      32,617      *
------------------------------------------------------------------------------
  Claes Nilsson            56,418    *            2,079      54,339      *
------------------------------------------------------------------------------
  Bradley Scott           627,093    3.0%       364,300     262,793      1.3%
------------------------------------------------------------------------------
  Stefan Johansson         11,087    *            6,389       4,698      *
------------------------------------------------------------------------------
  Fred Moore               24,305    *           14,304      10,000      *
------------------------------------------------------------------------------
  Pro Bona AS               8,158    *            5,324       2,834      *
------------------------------------------------------------------------------
  Stein Matre              31,991    *           20,879      11,112      *
------------------------------------------------------------------------------
  Doug Howard              25,980    *           13,980      12,000      *
------------------------------------------------------------------------------
  Ingvar Kvernes            4,796    *            1,796       3,000      *
------------------------------------------------------------------------------
  Ann Holmes                1,049    *              941         108      *
------------------------------------------------------------------------------

Stock Purchase &
Option Grant Agreement
------------------------------------------------------------------------------

  Stock Options
------------------------------------------------------------------------------
  Bradley Scott           300,000    1.5%       262,500      37,500      *
------------------------------------------------------------------------------
  Fred Moore              200,000    1.0%       175,000      25,000      *
------------------------------------------------------------------------------
  Michael Martin          500,000    2.4%       437,500      62,500      *
------------------------------------------------------------------------------
  Ivar Davidsen           400,000    1.9%       350,000      50,000      *
------------------------------------------------------------------------------
  Doug Howard              60,000    *           52,500       7,500      *
------------------------------------------------------------------------------
  Geoff Hardies            45,000    *           35,000      10,000      *
------------------------------------------------------------------------------

Institutional Funds
------------------------------------------------------------------------------
 Stonegate Securities
   Warrants
------------------------------------------------------------------------------
  Jesse B Shelmire IV     290,000    1.5%       240,000      50,000      *
------------------------------------------------------------------------------
  Scott R. Griffith       290,000    1.5%       240,000      50,000      *
------------------------------------------------------------------------------
  Gryphon Maser Fund, L.P.
------------------------------------------------------------------------------
  Convertible Note        400,000    1.9%       400,000           0      *
------------------------------------------------------------------------------
  A Warrants              200,000    1.0%       200,000           0      *
------------------------------------------------------------------------------
  B Warrants              200,000    1.0%       200,000           0      *
------------------------------------------------------------------------------
Additional Investment
Right (AIR)
------------------------------------------------------------------------------
  Convertible Note        400,000    1.9%       400,000           0      *
------------------------------------------------------------------------------
  A Warrants              200,000    1.0%       200,000           0      *
------------------------------------------------------------------------------
  B Warrants              200,000    1.0%       200,000           0      *
------------------------------------------------------------------------------
GSSF Master Fund, LP
------------------------------------------------------------------------------
  Convertible Note        200,000    1.0%       200,000           0      *
------------------------------------------------------------------------------
  A Warrants              100,000    *          100,000           0      *
------------------------------------------------------------------------------
  B Warrants              100,000    *          100,000           0      *
------------------------------------------------------------------------------
Additional Investment
Right (AIR)
------------------------------------------------------------------------------
  Convertible Note        200,000    1.0%       200,000           0      *
------------------------------------------------------------------------------
  A Warrants              100,000    *          100,000           0      *
------------------------------------------------------------------------------
  B Warrants              100,000    *          100,000           0      *
------------------------------------------------------------------------------
Bushido Capital
Master Fund, LP
------------------------------------------------------------------------------
  Convertible Note        300,000    1.5%       300,000           0      *
------------------------------------------------------------------------------
  A Warrants              150,000    *          150,000           0      *
------------------------------------------------------------------------------
  B Warrants              150,000    *          150,000           0      *
------------------------------------------------------------------------------

Additional Investment
Right (AIR)
------------------------------------------------------------------------------
  Convertible Note        300,000    1.5%       300,000           0      *
------------------------------------------------------------------------------
  A Warrants              150,000    *          150,000           0      *
------------------------------------------------------------------------------
  B Warrants              150,000    *          150,000           0      *
------------------------------------------------------------------------------
Gamma Opportunity
Capital Partners, LP
------------------------------------------------------------------------------
  Convertible Note        300,000    1.5%       300,000           0      *
------------------------------------------------------------------------------
  A Warrants              150,000    *          150,000           0      *
------------------------------------------------------------------------------
  B Warrants              150,000    *          150,000           0      *
------------------------------------------------------------------------------
Additional Investment
Right (AIR)
------------------------------------------------------------------------------
  Convertible Note        300,000    1.5%       300,000           0      *
------------------------------------------------------------------------------
  A Warrants              150,000    *          150,000           0      *
------------------------------------------------------------------------------
  B Warrants              150,000    *          150,000           0      *
------------------------------------------------------------------------------
TOTAL OPTIONS &
WARRANTS               11,024,966             8,937,466
------------------------------------------------------------------------------

    * represents less than 1% of the current issued and outstanding common stock.




                       PLAN OF DISTRIBUTION

The selling security holders may sell the resale shares, for cash, from time to time in one or more transactions at:

      .   fixed prices,
      .   market prices at the time of sale,
      .   varying prices and terms to be determined at the time of sale, or
      .   Negotiated prices.

      The selling security holders will act independently of us in making decisions regarding the timing, manner and size of each sale. The security holders may effect these transactions by selling the resale shares to or through broker-dealers. Broker-dealers engaged by the security holders may arrange for other broker-dealers to participate in the resales. The resale shares may be sold in one or more of the following types of transaction:

      . block trade(s) in which a broker-dealer attempts to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction,
      . purchase(s) by a broker-dealer as principal and resale(s) by the broker-dealer for its account under this prospectus,

      . an exchange distribution in accordance with the rules of the exchange, ordinary brokerage transactions and transactions in which a broker solicits purchasers, privately negotiated transactions between the selling security holders and purchasers, without a broker-dealer, and
      .   a combination of any of the above transactions.

      We may amend or supplement this prospectus from time to time to describe a specific or additional plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer, the supplement will disclose:

      . the name of the selling security holder and the participating broker-dealer, the number of shares involved, the price at which the shares were sold,
      . the commissions paid or discounts or concessions allowed to the broker-dealer, that the broker-dealer did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus, and
      .   any other facts material to the transaction.

      In addition, if a selling security holder notifies us that a donee, pledgee or other transferee of the security holder intends to sell more than 500 shares, we will file a supplement to this prospectus. In addition, if a security holder notifies us of any material change with respect to the plan of distribution of the resale shares described herein, we will file a post-effective amendment to the registration statement of which this prospectus forms a part.

      The security holders may enter into hedging transactions with broker-dealers in connection with distributions of the resale shares. In these transactions, broker-dealers may engage in short sales of the shares to offset the positions they assume with the security holders. The security holders also may sell shares short and redeliver the shares to close out their short positions. The security holders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the resale shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The security holders also may loan or pledge the resale shares to a broker-dealer. The broker-dealer may sell the loaned or pledged shares under this prospectus.

      Broker-dealers or agents may receive compensation from security holders in the form of commissions, discounts or concessions. Broker-dealers or agents may also receive compensation from the purchasers of the resale shares for whom they act as agents or to whom they sell as principals, or both. A broker-dealer's compensation will be negotiated in connection with the sale and may exceed the broker-dealer's customary commissions. Broker-dealers, agents or the security holders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of the resale shares. Any commission, discount or concession received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

       Because the security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for resale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

       The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the security holders.

       The resale shares will be sold only through registered or licensed brokers or dealers if so required under applicable state securities laws. In addition, in certain states the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

       Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the security holders or any other person. We will make copies of this prospectus available to the selling security holders and we have informed them of the requirement to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

       We will pay all costs, expenses and fees associated with the registration of the resale shares. The security holders will pay all commissions and discounts, if any, associated with the sale of the resale shares. The security holders may agree to indemnify any broker-dealer or agent that participates in sales of the resale shares against specified liabilities, including liabilities arising under the Securities Act. The security holders have agreed to indemnify certain persons, including us and broker-dealers and agents, against specified liabilities in connection with the offering of the resale shares, including liabilities arising under the Securities Act.


               DESCRIPTION OF COMPANY CAPITAL STOCK

      The authorized capital stock of the Company presently consists of 40,000,000 shares of Common Stock, par value $.05 per share and 10,000,000 shares of preferred stock, no par value.

      The following is a summary of the terms of the Company Common Stock.

      Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably any dividends, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of debts and other liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable.

                             EXPERTS

      Tanner LC, independent registered public accounting firm, have audited our consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 2004, as set forth in their report dated February 18, 2005, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Tanner LC's report, given their authority as experts in accounting and auditing.

      Certain legal matters in connection with the sale of the Common Stock offered pursuant to this Prospectus will be passed upon for the Company Reed L Benson, General Counsel for the Company, Salt Lake City, Utah.

      No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

You should rely only on the information contained   _________________________
in this Prospectus.  We have not authorized
anyone to provide you with information different
from that contained in this Prospectus or any         8,937,466 Shares
Prospectus supplement.  This Prospectus is not an
offer of these securities in any jurisdiction
where an offer and sale is not permitted.  The             Common Stock
information contained in this prospectus is
accurate only as of the date of this Prospectus,
regardless of the time of delivery of this                  BROADCAST
Prospectus or any sale of our common stock.             INTERNATIONAL INC.




       TABLE OF CONTENTS
                                          Page     __________________________

Available Information .....................2
Incorporation of Certain
 Documents by Reference....................2
Business...................................3
Risk Factors...............................3               Prospectus
Disclosure Regarding Forward
 Looking Statements........................6
Use of Proceeds............................7
Selling Shareholders.......................7       _________________________
Plan of Distribution......................11
Description of Company Capital Stock......13
Experts...................................14               [________]

                             PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The following table sets forth all expenses payable by the Registrant in connection with the sale of common stock being registered. The security holders will not bear any portion of such expenses. All the amounts shown are estimates except for the registration fee.

      SEC Registration Fee..........................$     3,355
      Legal fees and expenses.......................$    10,000
      Transfer Agent's Fees.........................$         0
      Accounting fees and expenses..................$     7,000
      Miscellaneous.................................$     5,000

           Total....................................$    25,355


Item 15.  Indemnification of Officers and Directors

       The Registrant's Articles of Incorporation provide for the indemnification of the Registrant's directors and officers to the fullest extent permitted by the Utah Revised Business Corporation Act ("URBCA"). The liability of directors and officers of the Registrant is limited such that a director or officer is not liable to the Registrant or its shareholders for any action taken or any failure to take any action, as an officer or director, as the case may be, unless: (i) the director or officer has breached or failed to perform the duties of the office in compliance with Section 16-10a-841 of the URBCA; and (ii) the breach or failure to perform constitutes gross negligence, willful misconduct, or intentional infliction of harm on the Registrant or its shareholders. Directors of the Registrant are personally liable if such director votes for or assents to an unlawful distribution under the URBCA or the Registrant's Articles of Incorporation.

       The Registrant will pursuant to Section 16-10a-902 of the URBCA, indemnify an individual, made party to a proceeding because he was a director, against liability incurred in the proceeding if: (i) the director's conduct was in good faith; (ii) the director reasonably believed that his conduct was in, or not opposed to, the Registrant's best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; provided that, the Company may not indemnify the same director if (a) indemnification is sought in connection with a proceeding by or in the right of the Registrant in which the director was adjudged liable to the Registrant or (b) indemnification is sought in connection with any other proceeding charging that the director derived an impersonal personal benefit, whether or not including action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit. Indemnification under this Section in connection with a proceeding by or in the right of the Registrant is limited to reasonable expenses incurred in connection with the proceeding.

      In accordance with Section 16-10a-903 of the URBCA the Registrant shall indemnify a director or an officer, who is successful on the merits or otherwise, in defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a party because he is or was a director or an officer of the Registrant, as the case may be, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

      In accordance with Section 16-10a-904 of the URBCA, the Registrant will pay or reimburse the reasonable expenses incurred by a party to a proceeding in advance of the final disposition of the proceeding, provided that, (i) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 16-10a-902 of the URBCA; (ii) the director furnishes to the Registrant a written undertaking, executed personally or on his behalf, to repay the advance of it is ultimately determined that he did not meet such standard of conduct; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification thereunder.

      Section 16-10a-905 permits a director or officer who is or was a party to a proceeding to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction.

      The Registrant will indemnify and advance expenses to an officer, employee, fiduciary or agent of the Registrant to the same extent as a director; or to a greater extent in some instances if not inconsistent with public policy.

      The Registrant maintains a directors' and officers' liability insurance policy which, subject to the limitations and exclusions stated therein, covers the officers and directors of the Registrant for certain actions or inactions that they may take or omit to take in their capacities as officers and directors of the Registrant.

      Insofar as indemnification liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers and directors under any of the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 16.  Exhibits

     a)   Exhibits.

  Exhibit
  Number          Description of Document
  ------          -----------------------
    23            Consent of Tanner LC, independent registered public
                  accounting firm.  (Filed with initial
                   FORM S-3 on June 10, 2005)

    24            Power of Attorney.  Reference is made to page II-4.


Item 17.  Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in
Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on the 10th day of June, 2005.


                               BROADCAST INTERNATIONAL, INC.

                               By: /s/ Rodney M. Tiede
                               Name:   Rodney M. Tiede
                               Its:    Chief Executive Officer



                        POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rodney M. Tiede and Reed L. Benson, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.


/s/ Rodney M. Tiede     Chairman of the Board and Chief      June 10, 2005
-------------------     Executive Officer                  -----------------
Rodney M. Tiede         (Principal Executive Officer)


/s/ Randy Turner         Chief Financial Officer              June 10, 2005
-------------------     (Principal Accounting and          -----------------
Randy Turner            Financial Officer)


/s/ Reed Benson         Secretary/General Counsel            June 10, 2005
-------------------                                        -----------------
Reed Brown

                        INDEX TO EXHIBITS

   Exhibit
   Number                     Description of Document
   -------                    -----------------------
     23           Consent of Tanner LC, independent registered public
                   accounting firm for the Registrant. (Filed with initial FORM S-3 on June 10, 2005)

     24           Power of Attorney.  Reference is made to page II-4.